UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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FORWARD AIR CORPORATION

(Name of Registrant as Specified In Its Charter)

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PROPOSAL 1 — ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
Compensation Committee Report on Executive Compensation
Audit Committee Report
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 — APPROVAL OF REVISED PERFORMANCE CRITERIA UNDER THE AMENDED AND RESTATED STOCK OPTION AND INCENTIVE PLAN
PROPOSAL NO. 4 — ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
PROPOSAL NO. 5 — ADVISORY VOTE SELECTING THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
Other Matters

Dear Fellow Shareholder,
A year ago when I wrote my annual letter to you, I reflected, without much fondness, upon 2009 and one of the most challenging operating environments in our Company’s history. Despite the challenges of 2009, we were pleased by our ability to weather the storm, and we felt properly positioned to take advantage of any improvements the 2010 freight market had to offer. Moreover, we were cautiously optimistic about what we perceived to be the makings of a recovery. Freight volumes had begun to slowly return in the fourth quarter of 2009 and had continued to improve in the first quarter of 2010. We were hopeful that this trend wasn’t an aberration and that we were returning to more normalized times. Fortunately, we were correct.
In each quarter of 2010, we produced year-over-year, quarterly double-digit percentage growth in operating revenue, income from operations and earnings per diluted share. For the full year, our operating revenue increased 15.9% to $483.9 million from $417.4 million for the prior year, and our income from operations improved to $53.7 million from an adjusted 2009 income of $25.8 million (with impairment charges of $7.2 million added back to the 2009 income). Additionally, our cash position improved by $32.5 million on a year-over-year basis. In 2010, we returned to more traditional revenue growth levels, operating margins, and abundant free cash flow. These results were made possible by the hard work of all our team members, employees and independent owner-operators alike. Without their dedication and commitment to excellence, we would not have been able to achieve these results. We are most grateful for all of their efforts on our behalf.
While much was accomplished in 2010, much remains to be done in 2011. We have many important projects in front of us that will allow us to further improve upon our 2010 results. These projects include our continuing efforts to improve operating efficiencies, improving our information systems, and expanding our sales focus to include new areas where we can provide better solutions for our customers. We are excited about each of these initiatives and look forward to implementing them during the course of the year.
One of our core strengths is our balance sheet, which has never been stronger. In 2011, we will make every effort to leverage that strength to capitalize on strategic opportunities that are available. We believe our industry will likely go through some tumultuous times in 2011 driven in large part by increased regulatory oversight and continued tight credit policies affecting others within our industry more than us, thanks again to our balance sheet. We will work hard to take advantage of this position during 2011. Thank you for investing in our company and for your confidence in our team.
Sincerely yours,

Bruce A. Campbell
Chairman, President and Chief Executive Officer

April 1, 2011
Dear Fellow Shareholder:
     On behalf of the Board of Directors and management of Forward Air Corporation, you are cordially invited to attend the Annual Meeting of Shareholders on Monday, May 9, 2011, beginning at 8:00 a.m., EDT in the Piper Room at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, College Park, GA 30337.
     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting in person, please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted a proxy.
     I hope you will be able to join us, and we look forward to seeing you at the meeting.
Sincerely yours,

Bruce A. Campbell
Chairman, President and Chief Executive Officer

FORWARD AIR CORPORATION
430 Airport Road
Greeneville, Tennessee 37745
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 9, 2011
To the Shareholders of Forward Air Corporation:
     The Annual Meeting of Shareholders of Forward Air Corporation (the “Company”) will be held on Monday, May 9, 2011, beginning at 8:00 a.m., EDT, in the Piper Room at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, College Park, GA 30337.
     Attendance at the Annual Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the Company, press and financial community. To gain admission to the Annual Meeting, you will need to show that you are a shareholder of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting, please retain and bring the top portion of the enclosed proxy card as your admission ticket. If your shares are in the name of your broker or bank, or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement.
     The purposes of this meeting are:
1.	To elect ten members of the Board of Directors with terms expiring at the next Annual Meeting of Shareholders in 2012, or until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company;

3.	To approve revised performance criteria which may apply to performance-based stock awards granted under the Amended and Restated Stock Option and Incentive Plan;

4.	To approve an advisory resolution on executive compensation (the “say on pay vote”);

5.	To hold an advisory vote on the frequency of holding the say on pay vote in the future; and

6.	To transact such other business as may properly come before the meeting and at any adjournment or postponement thereof.
     We will make available a list of shareholders of record as of March 15, 2011, the record date for the Annual Meeting, for inspection by shareholders during normal business hours from April 4, 2011 until May 6, 2011 at the Company’s principal place of business, 430 Airport Road, Greeneville, Tennessee 37745. The list also will be available to shareholders at the meeting.
     Only holders of the Company’s common stock, par value $0.01 per share, of record at the close of business on March 15, 2011 are entitled to notice of and to vote at the Annual Meeting. Shareholders are cordially invited to attend the meeting in person. Our Board of Directors recommends a vote FOR proposals 1, 2, 3 and 4. Our Board of Directors recommends that you vote 3 years on proposal 5.
     It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend the meeting, please vote and submit your proxy over the Internet, by telephone or by mail. Please refer to the proxy card for specific voting instructions. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted a proxy. You may revoke your proxy at any time before it is voted.

By Order of the Board of Directors,

Greeneville, Tennessee April 1, 2011	Matthew J. Jewell Executive Vice President, Chief Legal
Officer and Secretary

FORWARD AIR CORPORATION
430 Airport Road
Greeneville, Tennessee 37745
(423) 636-7000
PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
     This Proxy Statement is furnished to the shareholders of Forward Air Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Monday, May 9, 2011, beginning at 8:00 a.m., EDT, in the Piper Room at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, College Park, GA 30337, and any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This proxy material is first being sent to shareholders on or about April 1, 2011.
     You can ensure that your shares are voted at the Annual Meeting by submitting your instructions over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided. You may revoke your proxy at any time before it is exercised by voting in person at the Annual Meeting or by delivering written notice of your revocation to, or a subsequent proxy to, the Secretary of the Company at its principal executive offices. Each proxy will be voted FOR Proposals 1, 2, 3 and 4 and for 3 Years for Proposal 5 if no contrary instruction is indicated in the proxy, and in the discretion of the persons named in the proxy on any other matter that may properly come before the shareholders at the Annual Meeting.
     Shareholders are entitled to one vote for each share of common stock held of record at the close of business on March 15, 2011 (the “Record Date”). There were 29,364,221 shares of our common stock, par value $0.01 per share, issued and outstanding on the Record Date. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the Annual Meeting.
     The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors and the selection of the frequency of future say on pay votes. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on the election of directors or the selection of the desired frequency for future say on pay votes.
     Any other matter that properly comes before the Annual Meeting will be approved if the number of shares of common stock voted in favor of the proposal exceeds the number of shares of common stock voted against it. A properly executed proxy marked “Abstain” with respect to such proposal will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, as long as a quorum is present, abstaining from any proposal that properly comes before the Annual Meeting will have no effect on whether the proposal is approved.
     Brokers who hold shares for the accounts of their clients who do not receive voting instructions may not vote for certain of the proposals contained in this Proxy Statement unless specifically instructed to do so by their clients. Proxies that are returned to us where brokers have received instructions to vote on one or more proposal(s) but have not received instructions to vote on other proposal(s) are referred to as “broker non-votes”

with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum.
     The Company will bear the cost of soliciting proxies for the Annual Meeting. Our officers and employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.
     IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2011.
     The Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available at www.forwardair.com.
PROPOSAL 1 — ELECTION OF DIRECTORS
     At the date of this Proxy Statement, our Board is comprised of ten directors, nine of whom are non-employee directors. There are ten nominees for election at the Annual Meeting of Shareholders, each to hold office until the next Annual Meeting of Shareholders in 2012 or until a successor has been duly elected and qualified. The Board of Directors recommends a vote FOR the election of the ten nominees named below. Duly executed proxies will be so voted unless record holders specify a contrary choice on their proxies. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board may propose, or the Board may reduce the number of directors. The Board has no reason to expect that the nominees will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration. Proxies cannot be voted for a greater number of persons than the number named.
Shareholder Vote Requirement
     The nominees for election shall be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors. Each share shall have one vote for each directorship to be filled on the Board of Directors.
Director Nominees
     The following persons are the nominees for election to serve as directors. There are no family relationships between any of the director nominees. Each director nominee is standing for re-election by the shareholders. Certain information relating to the nominees, furnished by the nominees, is set forth below. The ages set forth below are accurate as of the date of this Proxy Statement.
     The Board has determined that all of its current directors are qualified to serve as directors of the Company. In addition to the specified business experience listed below, each of the directors has the tangible and intangible skills and attributes which the Board believes are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director of the Company and the character and integrity the Board expects of its directors.

RONALD W. ALLEN	Director since 2011
Atlanta, Georgia	Age 69
Mr. Allen is an Advisory Director of Delta Air Lines, Inc., a major U.S. air transportation company. From July 1997 through July 2005, Mr. Allen was a consultant to and an Advisory Director of Delta. He retired as Delta’s Chairman of the Board, President and Chief Executive Officer in July 1997. Mr. Allen brings an incredible wealth of leadership and governance experience to the Company’s Board. He is a Director of Aaron’s, Inc., Aircastle Limited, The Coca Cola Company and Guided Therapeutics, Inc.

BRUCE A. CAMPBELL	Director since 1993
Greeneville, Tennessee	Age 59
Mr. Campbell has served as a director since April 1993, as President since August 1998, as Chief Executive Officer since October 2003 and as Chairman since May 2007. Mr. Campbell was Chief Operating Officer from April 1990 until October 2003 and Executive Vice President from April 1990 until August 1998. Prior to joining the Company, Mr. Campbell served as Vice President of Ryder-Temperature Controlled Carriage in Nashville, Tennessee from September 1985 until December 1989. Mr. Campbell has held a leadership role with the Company for over 20 years, has served as its Chief Executive Officer for over 7 years and its Chairman for approximately 3 years. Prior to joining the Company, Mr. Campbell served in a leadership role with another transportation concern. The Board believes that Mr. Campbell possesses a wealth of industry knowledge, experience and expertise and has been a strong, proven leader of the Company. Mr. Campbell also serves as a Director of Green Bankshares, Inc.

C. ROBERT CAMPBELL	Director since 2005
Coral Gables, Florida	Age 66
Mr. Campbell has been Executive Vice President and Chief Financial Officer of MasTec, Inc., a leading communications and energy infrastructure service provider in North America, since October 2004. Mr. Campbell has over 25 years of senior financial management experience. From January 2002 to October 2004, Mr. Campbell was Executive Vice President and Chief Financial Officer for TIMCO Aviation Services, Inc. From April 1998 to June 2000, Mr. Campbell was the President and Chief Executive Officer of BAX Global, Inc., and from March 1995 to March 1998, he was Executive Vice President-Finance and Chief Financial Officer for Advantica Restaurant Group, Inc. Mr. Campbell is a Certified Public Accountant. The Board believes that Mr. Campbell brings to the Company a tremendous amount of industry-related knowledge and experience in a multitude of areas, including accounting, finance, operations, sales and marketing. He has served in executive leadership capacities with transportation and logistic companies and currently serves as a Chief Financial Officer for a publicly-traded concern.

RICHARD W. HANSELMAN	Director since 2004
Nashville, Tennessee	Age 83
Mr. Hanselman served as the Company’s Chairman of the Board from May 2005 to May 2007 and its Lead Independent Director from May 2007 to December 2008. Mr. Hanselman was a Director of ArvinMeritor, Inc., a global supplier of a broad range of systems, modules and components to the motor vehicle industry, from July 2000 until his retirement from its board in January 2007. Mr. Hanselman was a Director of Arvin Industries, Inc. from 1983 until it merged with ArvinMeritor, Inc. Mr. Hanselman was the Non-Executive Chairman of the Board of Health Net, Inc., a managed care provider, from May 1999 until December 2003, and he continued to serve as a Director until May 2005. Mr. Hanselman also served as a Director of predecessor corporations of Health Net, Inc. Mr. Hanselman was President and COO of Genesco, Inc., from May 1980 until January 1982 and was Chairman, President and Chief Executive Officer from January 1982 until January 1986. Mr. Hanselman has over 40 years of public company management experience, including experience as chairman and chief executive officer of 2 companies, non-executive chair of 3 companies (including Forward Air Corporation) and service on 26 different boards during the course of his career. Mr. Hanselman brings a vast array of leadership and governance experience to the Company. In addition, Mr. Hanselman is an Honorary Trustee of the Committee for Economic Development.

C. JOHN LANGLEY, JR.	Director since 2004
Knoxville, Tennessee	Age 65
Dr. Langley is Clinical Professor of Supply Chain Management and Director of Development for The Center for Supply Chain Research at The Pennsylvania State University. Formerly, Dr. Langley served from September 2001 until October, 2010 as Professor of Supply Chain Management at the Georgia Institute of Technology, and from September 1973 until July 2001 as The John H. Dove Professor of Logistics and Transportation at the University of Tennessee. Dr. Langley has spent over 37 years teaching, lecturing and consulting in the logistics field. He brings a breadth of knowledge and experience that the Board and management relies upon in discussing the Company’s strategy and opportunities. Dr. Langley also is a Director of UTi Worldwide, Inc.

TRACY A. LEINBACH	Director since 2007
Miami, Florida	Age 51
Ms. Leinbach served as Executive Vice President and Chief Financial Officer of Ryder System, Inc., a global leader in supply chain, warehousing and transportation management solutions, from March 2003 until her retirement in February 2006. Ms. Leinbach served as Executive Vice President of Ryder’s Fleet Management Solutions from March 2001 to March 2003, Senior Vice President, Sales and Marketing from September 2000 to March 2001, and she was Senior Vice President, Field Management from July 2000 to September 2000. Ms. Leinbach also served as Managing Director-Europe of Ryder Transportation Services from January 1999 to July 2000 and previously she had served Ryder Transportation Services as Senior Vice President and Chief Financial Officer from 1998 to January 1999, Senior Vice President, Business Services from 1997 to 1998, and Senior Vice President, Purchasing and Asset Management for six months during 1996. From 1985 to 1996, Ms. Leinbach held various financial positions in Ryder subsidiaries. Including her service on the Company’s board, Ms. Leinbach has worked in the transportation industry for approximately 25 years and the Board believes that she brings that breadth of experience to the Company. She held leadership roles with Ryder System (and its subsidiaries) in multiple areas, including, operations, sales, and finance. She is our Audit Committee Chairperson, a qualified Audit Committee financial expert and an instrumental contributor in discussions of corporate strategy and risk. Ms. Leinbach also serves as a Director of Hasbro, Inc.

LARRY D. LEINWEBER	Director since 2011
Bloomfield Hills, Michigan	Age 69
Mr. Leinweber is President and Chief Executive Officer of New World Systems, where he is responsible for product strategy, strategic direction, and organization development. Mr. Leinweber has over 30 years of executive management and operations management experience in the software and technology industry. Prior to founding New World, Mr. Leinweber served as President and CEO for a software and service division of Citicorp. Earlier in his career, he was also a co-founder and President of Advanced Computer Management Corporation. Mr. Leinweber brings to the Board a wealth of experience in executive leadership, strategy and innovation.

G. MICHAEL LYNCH	Director since 2005
Greensboro, Georgia	Age 67
Mr. Lynch has served as Lead Independent Director of the Company since January 2009. Mr. Lynch served as Executive Vice President and Chief Financial Officer and a member of the Strategy Board for Federal-Mogul Corporation from July 2000 until March 2008. Federal-Mogul is a global manufacturer and marketer of automotive component parts. Prior to joining Federal-Mogul in July 2000, Mr. Lynch worked at Dow Chemical Company, where he was Vice President and Controller. Mr. Lynch also spent 29 years at Ford Motor Company, where his most recent position was Controller, automotive components division, which ultimately became Visteon Corporation. While at Ford, Mr. Lynch held a number of varied financial assignments, including Executive Vice President and Chief Financial Officer of Ford New Holland. Mr. Lynch brings over 40 years experience of serving in key positions with Fortune 500 companies, and approximately 10 years experience serving as a director on public company boards. The Board believes Mr. Lynch utilizes that breadth of experience in his service as the Company’s Lead Independent Director. Mr. Lynch served as Director for Champion Enterprises, Inc. until March 2011.

RAY A. MUNDY	Director since 2000
St. Louis, Missouri	Age 66
Dr. Mundy has served as director of the Center for Transportation Studies and Barriger Endowed Professor of Transportation and Logistics at the University of Missouri since January 2000. From January 1996 until December 1999, he was the Taylor Distinguished Professor of Logistics and Transportation at the University of Tennessee. Also, while at the University of Tennessee, Dr. Mundy managed its Transportation Management & Policies Studies program and was one of the Directors of its Supply Chain Forum. Also, Dr. Mundy has served as the Executive Director of the Airport Ground Transportation Association for the past 30 years. Dr. Mundy brings over 38 years of experience teaching, advising and consulting in transportation and logistics. He has served on the Company’s Board for approximately 11 years and is the former Chair of the Company’s Corporate Governance and Nominating Committee and its Audit Committee. Dr. Mundy brings a breadth of knowledge and experience that the Board and management rely upon in discussing the Company’s strategies, challenges and opportunities. Additionally, Dr. Mundy serves as a consultant to both the public and private sectors and sits on advisory boards for Internet, transportation and logistics companies.

GARY L. PAXTON	Director since 2007
Tulsa, Oklahoma	Age 64
Mr. Paxton served as President and Chief Executive Officer of Dollar Thrifty Automotive Group, Inc., (DTG-NYSE) from October 2003 until his retirement in October 2008. From 1997 until 2002, he was Executive Vice President of DTG. He served as President and CEO of Dollar Rent A Car Systems, Inc. from December 1990 until October 2002, having joined that company in 1968 at one of the first Dollar A Day Rent A Car franchisees in Seattle, Washington. In 1972, he joined the franchisor parent as Vice President of Operations, guiding and supporting new franchisees establishing their operations. The Board believes that Mr. Paxton brings a wealth of chief executive officer and other leadership experience to our Board, having served in management leadership roles with a publicly-traded company for more than 20 years. His extensive leadership experience is invaluable to management and the Board in its discussions of strategy, opportunity and risk. Mr. Paxton is a member of and designated as a certified director by the National Association of Corporate Directors.

CORPORATE GOVERNANCE
Independent Directors
     The Company’s common stock is listed on The NASDAQ Stock Market LLC (“Nasdaq”). Nasdaq requires that a majority of the Company’s directors be “independent directors,” as defined in Nasdaq Marketplace Rule 5605. Generally, a director does not qualify as an independent director if, among other reasons, the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that nine of the Company’s ten current directors are “independent directors” on the basis of Nasdaq’s standards and an analysis of all facts specific to each director.
     The independent directors are Ronald W. Allen, C. Robert Campbell, Richard W. Hanselman, C. John Langley, Jr., Tracy A. Leinbach, Larry D. Leinweber, G. Michael Lynch, Ray A. Mundy, and Gary L. Paxton.
Corporate Governance Guidelines
     The Board of Directors has adopted Corporate Governance Guidelines that give effect to Nasdaq’s requirements related to corporate governance and various other corporate governance matters. The Company’s Corporate Governance Guidelines, as well as the charters of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, are available on the Company’s website at www.forwardair.com.
Non-Employee Director Meetings
     Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-employee directors meet in executive session without management on a regularly scheduled basis, but not less frequently than quarterly. The Lead Independent Director presides at such executive sessions or, in his or her absence, a non-employee director designated by such Lead Independent Director.
     Interested parties who wish to communicate with the Chairman of the Board, Lead Independent Director, or the non-employee directors as a group should follow the procedures found below under “Shareholder Communications.”
Director Nominating Process
     The Corporate Governance and Nominating Committee evaluates a candidate for director who was recommended by a shareholder in the same manner as a candidate recommended by other means. Shareholders wishing to communicate with the Corporate Governance and Nominating Committee concerning potential director candidates may do so by corresponding with the Corporate Secretary at Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745, and including the name and biographical data of the individual being suggested.
     All recommendations should include the written consent of the nominee to be nominated for election to the Company’s Board of Directors. To be considered, the Company must receive recommendations at least 120 calendar days prior to the one year anniversary of the Company’s proxy statement date for the prior year’s Annual Meeting of Shareholders and include all required information to be considered. In the case of the 2012 Annual Meeting of Shareholders, this deadline is December 3, 2011. All recommendations will be brought to the attention of the Corporate Governance and Nominating Committee.

     The Corporate Governance and Nominating Committee annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes among other relevant factors in the context of the perceived needs of the Board at that time, the possession of such knowledge, experience, skills, expertise and diversity to enhance the Board’s ability to manage and direct the affairs and business of the Company.
     The Company’s Board of Directors has established the following process for the identification and selection of candidates for director. The Corporate Governance and Nominating Committee, in consultation with the Chairman of the Board and Lead Independent Director, if any, periodically examines the composition of the Board and determines whether the Board would better serve its purposes with the addition of one or more directors. If the Corporate Governance and Nominating Committee determines that adding a new director is advisable, the Corporate Governance and Nominating Committee initiates the search, working with other directors and management and, if appropriate or necessary, a third-party search firm that specializes in identifying director candidates. In January of 2011, the Corporate Governance and Nominating Committee nominated, and the Board of Directors elected, Mr. Allen and Mr. Leinweber to the Board.
     The Corporate Governance and Nominating Committee will consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates shall be presented to the Corporate Governance and Nominating Committee, and the Committee shall evaluate the candidates based on the needs of the Board at that time and issues of knowledge, experience, skills, expertise and diversity, as set forth in the Company’s Corporate Governance Guidelines. In particular, the Board and the Committee believe that the Board should be comprised of a well-balanced group of individuals with diverse knowledge, experience, skills and expertise. Although the Board does not have a formal policy regarding board diversity, the Board believes that having diversity of knowledge, experience, skills and expertise among its members enhances the Board’s ability to make fully informed, comprehensive decisions.
     Potential candidates will be evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Corporate Governance and Nominating Committee, another director, Company management, a search firm or another third party. The Corporate Governance and Nominating Committee will submit any recommended candidate(s) to the full Board of Directors for approval and recommendation to the shareholders.
Shareholder Communications
     Shareholders who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Corporate Secretary, Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745. All communications will be compiled by the Secretary of the Company and forwarded to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication will be forwarded to all members of the Board.
Annual Performance Evaluations
     The Company’s Corporate Governance Guidelines provide that the Board of Directors shall conduct an annual evaluation to determine, among other matters, whether the Board and the Committees are functioning effectively. The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are also required to each conduct an annual self-evaluation. The Corporate Governance and Nominating Committee is responsible for overseeing this self-evaluation process.

Code of Business Conduct and Ethics
     The Board has adopted a Code of Business Conduct and Ethics that applies to all Company employees, officers and directors, which is available on the Company’s website at www.forwardair.com. The Code of Business Conduct and Ethics complies with Nasdaq and Securities and Exchange Commission (the “SEC”) requirements, including procedures for the confidential, anonymous submission by employees or others of any complaints or concerns about the Company or its accounting practices, internal accounting controls or auditing matters. The Company will also mail the Code of Business Conduct and Ethics to any shareholder who requests a copy. Requests may be made by contacting the Corporate Secretary as described above under “Shareholder Communications.”
Board Attendance
     The Company’s Corporate Governance Guidelines provide that all directors are expected to attend all meetings of the Board and committees on which they serve and are also expected to attend the Annual Meeting of Shareholders. During 2010, the Board of Directors held five meetings. All of the incumbent directors who were on the Board during 2010 attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of the Board on which they served during 2010. Seven of the ten incumbent directors attended the 2010 Annual Meeting of Shareholders. Two of the ten incumbent directors were not directors at the time of the 2010 Annual Meeting of Shareholders.
Board Committees
     The Board presently has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. With the exception of the Executive Committee, each committee has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. In addition, the Board has determined that each member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is “independent,” as defined in Nasdaq Marketplace Rule 5605, and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. Additional information regarding the functions of the Board’s committees, the number of meetings held by each committee during 2010 and their present membership is set forth below.
     The Board nominated each of the nominees for election as a director and each nominee currently is a director. Assuming election of all of the director nominees, the following is a list of persons who will constitute the Company’s Board of Directors following the meeting, including their current committee assignments.

Name	Committees
Ronald W. Allen
Bruce A. Campbell	Executive
C. Robert Campbell	Audit, Compensation (Chair)
Richard W. Hanselman	Compensation and Corporate Governance and Nominating
C. John Langley, Jr.	Compensation, Corporate Governance and Nominating (Chair) and Executive
Tracy A. Leinbach	Audit (Chair)
Larry D. Leinweber
G. Michael Lynch	Executive
Ray A. Mundy	Compensation and Corporate Governance and Nominating
Gary L. Paxton	Audit and Corporate Governance and Nominating

     Executive Committee. The Executive Committee is authorized, to the extent permitted by law and the Bylaws of the Company, to act on behalf of the Board on all matters that may arise between regular meetings of the Board upon which the Board would be authorized to act, subject to certain materiality restrictions established by the Board.
     Audit Committee. The Audit Committee engages the Company’s independent registered public accounting firm, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by such firm with respect to the Company’s internal control structure, and reviews the internal audit process and internal accounting procedures and controls with the Company’s financial and accounting staff. A more detailed description of the Audit Committee’s duties and responsibilities can be found in the Audit Committee Report on page 34 of this Proxy Statement and in the Audit Committee Charter. A current copy of the written charter of the Audit Committee is available on the Company’s website at www.forwardair.com.
     The Board has determined that the chairperson of the Audit Committee, Tracy A. Leinbach, meets the definition of an “audit committee financial expert,” as that term is defined by the rules and regulations of the SEC. The Audit Committee held six meetings during 2010.
     Compensation Committee. The Compensation Committee is responsible for determining the overall compensation levels of certain of the Company’s executive officers and administering the Company’s employee incentive plans and other employee benefit plans. Additionally, it reviews and approves the Compensation Discussion and Analysis for inclusion in the proxy statement (see page 17 of this Proxy Statement). A current copy of the written charter of the Compensation Committee is available on the Company’s website at www.forwardair.com. The Compensation Committee held seven meetings during 2010.
     The Compensation Committee engaged an independent consultant to assist it during 2010. The consultant began the year as an employee of Hewitt Associates (as of October 1, 2010, Aon Hewitt) and on February 1, 2010 became a partner at Meridian Compensation Partners, LLC. During the year the consultant assisted with short-term and long-term incentive redesign and related issues. Hewitt Associates and Meridian Compensation Partners provided no services to management during 2010.
     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members and recommending them to the full Board for consideration. This responsibility includes all potential candidates, whether initially recommended by management, other Board members or shareholders. In addition, the Committee makes recommendations to the Board for Board committee assignments, develops and annually reviews corporate governance guidelines for the Company, and otherwise oversees corporate governance matters. In addition, the Committee coordinates an annual performance review for the Board, Board committees, Chairman, Lead Independent Director, if any, and individual director nominees. The Committee periodically reviews and makes recommendations to the Board regarding director compensation for the Board’s approval. Also, the Committee oversees management succession planning along with the Compensation Committee.
     A description of the Committee’s policy regarding director candidates nominated by shareholders appears in “Director Nominating Process” above. A current copy of the written charter of the Corporate Governance and Nominating Committee is available on the Company’s website at www.forwardair.com. The Corporate Governance and Nominating Committee held seven meetings during 2010.

Board Structure
     In accordance with our bylaws and governance guidelines, the Board is responsible for selecting the Chief Executive Officer and the Chairman of the Board, and both of these positions may be held by the same person or they may be held by two persons. The Company’s Corporate Governance Guidelines require the election, by the Board, of an independent lead director to serve during any period when there is no independent Chairman of the Board. Currently, G. Michael Lynch serves as Independent Lead Director and he has served in that capacity since January 2009.
     The Company has operated for the past approximately four years using a board leadership structure, in which the Chief Executive Officer also serves as Chairman of the Board. The Board believes that the Company, with its current Chief Executive Officer and Chairman, has been well-served by this leadership structure. Having Mr. Campbell serve as both Chief Executive Officer and Chairman of the Board demonstrates for the Company’s employees, suppliers, customers and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing its operations. The Board believes having Mr. Campbell serve as CEO and Chairman of the Board is best for the Company and its shareholders at the present time. He has led the Company as Chief Executive Officer since 2003, has worked with two Chairmen, is a recognized leader in the transportation industry and has all of the skills incumbent to serve as a board chair.
     Under the Company’s bylaws and Corporate Governance Guidelines, the Chairman of the Board is responsible for (a) chairing Board meetings and the Annual Meeting, (b) setting the agendas for these meetings, (c) attending Board committee meetings and (d) providing information to Board members in advance of each Board meeting and between Board meetings. The Lead Director is responsible for (a) chairing executive sessions of the independent directors and communicating with management relating to these sessions, and presiding at all meetings of the Board at which the Chairman is not present, (b) approving agendas and schedules for Board meetings and the information that is provided to directors, and (c) serving as a liaison between the Chairman and the independent directors. The Lead Director also has the authority to call meetings of the independent directors.
     The Board believes that, in addition to fulfilling our lead director responsibilities, the Lead Director makes valuable contributions to the Company, including but not limited to: (a) monitoring the performance of the Board and seeking to develop a high-performing Board, for example, by helping the directors reach consensus, keeping the Board focused on strategic decisions, taking steps to ensure that all the directors are contributing to the work of the Board, and coordinating the work of the four Board Committees, (b) developing a productive relationship with our Chief Executive Officer and ensuring effective communication between the Chief Executive Officer and the Board, and (c) ensuring and supporting effective shareholder communications. Accordingly, the Board believes that the Company has benefited from having the Chairman/CEO as the leader of the Company, and having the Lead Director serving as the leader of the independent directors.
     On an annual basis, as part of our review of corporate governance and succession planning, the Board (led by the Corporate Governance and Nominating Committee) evaluates the Board’s leadership structure, to ensure that it remains the optimal structure for the Company and its shareholders. The Board recognizes that different board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. The Board believes its current leadership structure—under which the Chief Executive Officer serves as Chairman of the Board, the Board Committees are chaired by independent directors and a Lead Director assumes specified responsibilities on behalf of the independent directors—is presently the optimal board leadership structure for the Company and its shareholders.

Risk Oversight
     On at least a quarterly basis, the Company’s Chief Legal Officer provides a comprehensive risk report to the Audit Committee and the Board. While the Audit Committee has primary responsibility for overseeing financial risks, the Board is charged with overseeing the Company’s enterprise risks. Accordingly, on an annual basis, the Board receives a report from the Company’s Chief Legal Officer on the most significant risks that the Company is facing. The full Board also engages in periodic discussions about enterprise risk management with our Chief Legal Officer, CEO, CFO, and other Company officers as the Board may deem appropriate. In addition, each of our Board Committees considers the risks within its area of responsibilities. For example, the Compensation Committee considers the risks that may be implicated by the Company’s executive compensation programs, and the Corporate Governance and Nominating Committee considers the best governance structure and guidelines for the Company to minimize enterprise risks brought about by weak governance. The Board believes that its leadership structure supports the Board’s effective oversight of the Company’s enterprise risks.
DIRECTOR COMPENSATION
     The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation. The Company does not pay employee directors for Board service in addition to their regular employee compensation.
     The Corporate Governance and Nominating Committee, which consists solely of independent non-employee directors, has the primary responsibility for reviewing and considering any revisions to the non-employee director compensation program. In accordance with the Corporate Governance and Nominating Committee’s recommendations, the non-employee directors’ cash compensation program is as follows:
▪	an annual cash retainer of $35,000 for all non-employee directors;

▪	an additional annual cash retainer of $35,000 for the Non-Employee Lead Independent Director (but he does not receive the Committee meeting fees discussed below);

▪	an additional annual cash retainer of $15,000 for the Audit Committee Chair;

▪	an additional annual cash retainer of $7,500 for the Corporate Governance and Nominating Committee and Compensation Committee Chairs;

▪	an additional annual cash retainer of $7,500 for all non-Chair Audit Committee members and, effective May 9, 2011, an additional annual cash retainer of $3,750 for all non-Chair Compensation and Corporate Governance and Nominating Committee members;

▪	a $1,500 per in-person meeting fee; and

▪	a $750 per teleconference meeting fee.
     No additional fee is paid for Committee meetings held on the same day as Board meetings. All directors are reimbursed reasonable travel expenses for meetings attended in person. In addition, the Company reimburses directors for expenses associated with participation in continuing director education programs.
     In addition, effective May 22, 2007, the Company’s shareholders approved the Company’s Amended and Restated Non-Employee Director Stock Plan (the “Amended Plan”). Under the Amended Plan, on the first business day after each Annual Meeting of Shareholders, each non-employee director is automatically granted an award (the “Annual Grant”) in such form and size as the Board determines from year to year. In 2010, each non-employee director received 2,733 shares of restricted common stock pursuant to the Amended Plan. Unless otherwise determined by the Board, Annual Grants will become vested and nonforfeitable one year after the date of grant so long as the non-employee director’s service with the Company does not earlier terminate.
     Finally, the Board believes that directors more effectively represent the Company’s shareholders, whose interests they are charged with protecting, if they are shareholders themselves. Therefore, the Board established certain independent director stock ownership guidelines which are set forth in the Company’s Corporate Governance Guidelines. Specifically, commencing February 11, 2008, the Company’s independent directors are required to own shares of the Company’s common stock, with a value equal to at least three times the annual cash retainer for independent directors. Persons who were independent directors at the commencement of this ownership guideline had until July 31, 2010 to obtain this ownership stake, and each new independent director shall have three (3) years from the date he or she joined or joins the Board to obtain this ownership stake. The following table shows the compensation we paid in 2010 to our non-employee directors. The Company does not pay employee directors for Board service in addition to their regular employee compensation.

	Fees Paid	Stock
	in Cash	Awards	Dividends	Total
Name	($)	($) (1)	($) (2)	($)
G. Michael Lynch	$77,500	$79,995	$883	$158,378
C. Robert Campbell	73,250	79,995	883	154,128
Richard W. Hanselman	60,500	79,995	883	141,378
C. John Langley, Jr.	66,500	79,995	883	147,378
Tracy A. Leinbach	64,250	79,995	891	145,136
Ray A. Mundy	61,995	79,995	883	142,873
Gary L. Paxton	62,750	79,995	883	143,628

(1)	Represents the aggregate grant date fair value of non-vested restricted shares and deferred stock unit awards. The fair values of these awards were determined in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

(2)	Represents dividend payments or dividend equivalents on non-vested restricted shares or deferred stock unit awards granted during 2010 and 2009. These dividend payments are nonforfeitable.

     The following table indicates the aggregate number of outstanding options, deferred restricted stock units or non-vested restricted shares held by each incumbent director at the end of 2010 and those shares or units that have not yet vested.

	Number of Securities	Number of Shares or Units
	Underlying Unexercised	of Stock Held That Have
Name	Options Exercisable (#)	Not Vested (#)
G. Michael Lynch	—	2,733
C. Robert Campbell	—	2,733
Richard W. Hanselman	—	2,733
C. John Langley, Jr.	10,625	2,733
Tracy A. Leinbach	—	2,733
Ray A. Mundy	52,500	2,733
Gary L. Paxton	—	2,733
Certain Relationships and Related Person Transactions
     The Audit Committee of the Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Other than as provided in the Audit Committee Charter, the Company does not have a written policy governing related person transactions. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in this Proxy Statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee considers:
▪	the nature of the related person’s interest in the transaction;

▪	the material terms of the transaction, including, without limitation, the amount and type of transaction;

▪	the importance of the transaction to the related person; and

▪	the importance of the transaction to the Company.
     Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee when considering the transaction.

     Based on information provided by the directors, director nominees and executive officers, and the Company’s legal department, the Audit Committee determined that there are no related person transactions to be reported in this Proxy Statement.
     C. John Langley, Jr. serves as a director of UTi Worldwide, Inc. In its ordinary course of business, the Company provided transportation services to UTi Worldwide, Inc. during 2010 and may continue to do so in the future. Company revenue from services provided to UTi accounted for 0.3% of the Company’s gross revenue during the fiscal year ended December 31, 2010.
Compensation Committee Interlocks and Insider Participation
     During all of 2010, the Compensation Committee was fully comprised of independent non-employee directors. From January 1, 2010 to the present date, the Compensation Committee members consisted of C. Robert Campbell (Chair), C. John Langley, Jr., Ray A. Mundy and Richard W. Hanselman.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information with respect to the beneficial ownership of shares of our outstanding common stock held as of the Record Date by (i) each director and director nominee; (ii) our Chief Executive Officer, Chief Financial Officer, each of the next three most highly compensated executive officers, as required by SEC rules (collectively, the “Named Executive Officers”); and (iii) all directors and executive officers as a group. The table also sets forth information as to any person, entity or group known to the Company to be the beneficial owner of 5% or more of the Company’s common stock as of December 31, 2010.
     Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security, has or shares the power to dispose of or direct the disposition of the security, or has the right to acquire the security within 60 days. Except as otherwise indicated, the shareholders listed in the table are deemed to have sole voting and investment power with respect to the common stock owned by them on the dates indicated above. Shareholders of non-vested restricted shares included in the table are entitled to voting and dividend rights.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number		Percent (%) (2) (3)
Directors, Nominees and Named Executive Officers
Bruce A. Campbell	879,114	(4)	2.99
C. Robert Campbell	9,499	(5)	*
Richard W. Hanselman	7,143	(6)	*
C. John Langley, Jr.	25,377	(7)	*
Tracy A. Leinbach	5,059	(8)	*
G. Michael Lynch	14,577	(9)	*
Ray A. Mundy	67,875	(10)	*
Gary L. Paxton	21,827	(11)	*
Rodney L. Bell	379,336	(12)	1.29
Craig A. Drum	130,972	(13)	*
Matthew J. Jewell	344,219	(14)	1.17
Chris C. Ruble	261,751	(15)	*
All directors and executive officers as a group (13 persons)	2,236,433	(16)	7.62

Other Principal Shareholders
BlackRock, Inc.	2,289,856	(17)	7.89
Neuberger Berman, Inc.	2,155,566	(18)	7.43
Invesco Ltd.	1,935,087	(19)	6.67
Columbia Wanger Asset Management, LLC	1,515,000	(20)	5.22
The Vanguard Group, Inc.	1,457,135	(21)	5.02

*	Less than one percent.

(1)	The business address of each listed director, nominee and Named Executive Officer is c/o Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745.

(2)	The percentages shown for directors, nominees and Named Executive Officers are based on 29,364,221 shares of common stock outstanding on the Record Date.

(3)	The percentages shown for other principal shareholders are based on 29,030,919 shares of common stock outstanding on December 31, 2010.

(4)	Includes 767,455 options that are fully exercisable and 12,346 non-vested restricted shares.

(5)	Includes 2,733 non-vested restricted shares. Excludes 4,628 deferred stock units and 200.75 dividend equivalent rights.

(6)	Includes 2,733 non-vested restricted shares. Excludes 2,378 deferred stock units and 93.24 dividend equivalent rights.

(7)	Includes 2,733 non-vested restricted shares and 10,625 options that are fully exercisable.

(8)	Excludes 7,143 deferred stock units and 107.26 dividend equivalent rights.

(9)	Includes 2,733 non-vested restricted shares.

(10)	Includes 41,250 options that are fully exercisable. Excludes 2,733 deferred stock units and 21.24 dividend equivalent rights.

(11)	Includes 2,733 non-vested restricted shares.

(12)	Includes 287,500 options that are fully exercisable and 4,074 non-vested restricted shares.

(13)	Includes 128,750 options that are fully exercisable and 2,222 non-vested restricted shares.

(14)	Includes 329,000 options that are fully exercisable and 4,074 non-vested restricted shares.

(15)	Includes 257,500 options that are fully exercisable and 4,074 non-vested restricted shares.

(16)	Includes 42,677 non-vested restricted shares and 1,905,580 options that are fully exercisable. Excludes 16,882 deferred stock units and 422.49 dividend equivalent rights.

(17)	BlackRock, Inc. (“BlackRock”), 40 East 52nd Street, New York, New York 10022, reported beneficial ownership of the shares as of December 31, 2010 in a Schedule 13G/A filed with the SEC. BlackRock, an investment adviser, reported having sole voting and dispositive power over 2,289,856 shares.

(18)	Neuberger Berman, Inc. (“Neuberger”), 605 Third Avenue, New York, New York 10158, reported beneficial ownership of the shares as of December 31, 2010 in a Schedule 13G/A filed with the SEC. Neuberger, an investment adviser, reported having shared voting power over 1,889,366 shares, shared dispositive power over 2,155,566 shares and no sole voting or dispositive power over the shares.

(19)	Invesco Ltd. (“Invesco”), 1555 Peachtree Street NE, Atlanta, Georgia 30309, reported beneficial ownership of the shares as of December 31, 2010 in a Schedule 13G filed with the SEC. Invesco, an investment adviser, reported having sole voting and dispositive power over 1,935,087 shares.

(20)	Columbia Wanger Asset Management, LLC. (“Columbia”), 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606, reported beneficial ownership of the shares as of December 31, 2010 in a Schedule 13G/A filed with the SEC. Columbia, an investment adviser, reported having sole voting power over 1,422,000 shares and sole dispositive power over 1,515,000 shares.

(21)	The Vanguard Group, Inc. (“Vanguard”), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, reported beneficial ownership of the shares as of December 31, 2010 in a Schedule 13G filed with the SEC. Vanguard, an investment adviser, reported having sole voting power and shared dispositive power over 35,974 shares and sole dispositive power over 1,421,161 shares.

EXECUTIVE COMPENSATION
Compensation Discussion And Analysis
Overview of Compensation Program
     The Compensation Committee (for purposes of this Compensation and Discussion Analysis, the “Committee”) of the Board is comprised of four independent, non-employee directors. The Committee has the responsibility for establishing and monitoring adherence to the Company’s executive compensation philosophy and implementing compensation programs consistent with such philosophy. The Committee reviews and approves the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”) and the other Named Executive Officers (each of whom is identified in the Summary Compensation Table on page 27 of this Proxy Statement). The Committee then evaluates the performance of the Named Executive Officers in light of these established goals and objectives to determine the compensation of the Named Executive Officers, including base pay, annual incentive pay, long-term equity incentive pay and any other benefits and/or perquisites.
Compensation Philosophy and Objectives
     We have designed the executive compensation program to attract, develop, reward and retain quality management talent in order to facilitate the Company’s achievement of its annual, long-term and strategic goals. Our goal is to align our executives’ interests with our shareholders’ interests by creating a pay-for-performance culture at the executive level, with the ultimate objective of increasing shareholder value. At the same time, executive compensation should recognize the contributions of individual executives to the Company’s goals and objectives, and should be competitive with compensation provided by both the Company’s functional industry peers as well as financial peers. Thus, while executive compensation should be directly linked to performance, it should also be an incentive for executives to continually improve performance.
     In order to meet its goals of attracting, developing, rewarding and retaining superior executive management, we utilize a compensation package that considers the compensation of similarly situated executives at peer organizations, the length of tenure of the executive, and the value of the executive to the organization. We use annual cash incentives tied to the Company’s performance measured against established goals. We award long-term compensation to recognize and reward past performance of the Company measured against established goals, to encourage retention of its executive management team, to encourage the Company’s executives to hold a long-term stake in the Company and to align the executives’ long-term compensation directly with the shareholder’s long-term value.
2010 in Brief
     During the year ended December 31, 2010, the Company experienced significant year-over-year increases in its consolidated revenues and results from operations.
•	Operating revenue increased by $66.5 million, or 15. 9%, to $483.9 million for the year ended December 31, 2010 from $417.4 million for the year ended December 31, 2009.

•	Income from operations improved to $53.7 million for the year ended December 31, 2010 from $18.6 million (including the impact of the impairment charge described below) in the prior year.

•	Net income per diluted share for the year ended December 31, 2010 was $1.10 compared with

$.34 in the prior year (including the impact of a $7.2m pre-tax charge in 2009 for impairment of goodwill and other intangible assets).
Under this backdrop of improved Company performance, our pay-for-performance philosophy and existing programs led to the following Committee actions and plan payouts to our Named Executive Officers for 2010:
•	Base salary increases to our Named Executive Officers for 2010 ranged from 0% to 16%. Mr.Campbell, Mr. Bell and Mr. Jewell received no increase to their base salaries in 2010; their salaries remained static at their 2009 levels. Mr. Ruble and Mr. Drum received base salary increases of 16% and 4%, respectively, as a result of additional duties and responsibilities that they assumed during the year.

•	Our annual incentive plan paid out at 109% of base salary after a year in which the Company’s operating income increased 189% over the prior year (when including in the 2009 results the impact of the $7.2m pre-tax charge described above).

•	Long-term equity incentive awards were granted to our Named Executive Officers for 2010 in the form of stock options having an exercise or strike price equal to the closing price of our common stock on the date the awards were granted and a three-year vesting schedule to assist in retaining our executive officers and ensuring that they maintain a long-term perspective on driving positive shareholder value.

•	Certain stock options granted in prior years increased in value during the year since our stock price increased from $25.03 (closing price on December 31, 2009) to $28.38 (closing price on December 31, 2010) during the course of the year. Some prior years’ stock options remained underwater, however, meaning that these options have a grant or strike price which is higher than the price at while our stock is trading.
Role of Executive Officers in Compensation Decisions
     The Committee makes all compensation decisions related to the CEO subject to and consistent with the terms of the employment agreement between the Company and the CEO. The CEO makes recommendations regarding base salary, annual incentive pay and long-term equity incentive awards for the other Named Executive Officers and provides the Committee with justification for such awards. Specifically, the CEO will review the performance of each of the other Named Executive Officers for the Committee and then make compensation recommendations. While the Committee gives great weight to the recommendations of the CEO, it has full discretion and authority to make the final decision on the salaries, annual incentive awards and long-term equity incentive awards as to all of the Named Executive Officers.
Setting Executive Compensation
     Based on the foregoing objectives, we have structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and to reward the executives for achieving such goals.
     In making compensation decisions for 2010, the Committee compared each element of total compensation to market data that its independent executive compensation consultant prepared in late 2009 and early 2010. It used data from two primary data sources: (1) general industry data from Aon Hewitt’s Total

Compensation Measurement™ database; and (2) a group of publicly-traded functional industry and financial peers (collectively, the “Peer Group”). The general industry data was the Committee’s primary data source, while the Peer Group data was used only for reference.
     The functional industry peers consist of a variety of publicly-traded transportation and logistics companies, which while having a median revenue size larger than the Company, most accurately resemble the Company in model and performance in the transportation sector. The financial peers consist of a variety of publicly-traded companies that have similar financial traits as the Company in such areas as, but not limited to, net sales, EBITDA and ROE (return on equity). The financial peers are not direct competitors but they serve as good comparisons because of their financial size and performance. With the assistance of its consultant, the Committee undertook a comprehensive review of the Peer Group in late 2009. As a result of that review, the Committee restructured the Peer Group for the fiscal year 2010, replacing four financial peer companies with six new financial peer companies whose financial traits more closely resembled that of the Company. Additionally, the Committee removed two functional peers in order to provide a better balance of financial and functional peers in the Peer Group.
     The Peer Group for the fiscal year ended December 31, 2010 consisted of the following companies:
•	IDEXX Laboratories Inc.

•	Knight Transportation, Inc.

•	Old Dominion Freight Line, Inc.

•	UTi Worldwide, Inc.

•	Parker Drilling Co

•	FactSet Research Systems Inc.

•	Hub Group, Inc.

•	Landstar System, Inc.

•	Pacer International, Inc.

•	Wright Express Corp.

•	Immucor Inc.

•	Meridian Bioscience Inc.
     The consultant presented the Committee with data for pay opportunities at the size-adjusted 50th percentile of the market for executives holding similar positions. The Committee considered the data as one of the factors in considering an executive’s base salary, but also considered other factors such as the experience level of the individual, the value of the individual executive to the Company, the individual’s level within the Company, existing and prior year awards for the individual and other factors.
2010 Executive Compensation Components
     For the fiscal year ended December 31, 2010, the principal components of compensation for Named Executive Officers were:
▪	base salary;

▪	annual incentive compensation;

▪	long-term equity incentive compensation;

▪	retirement and other benefits (available to all employees); and

▪	perquisites and other personal benefits.
Base Salary
     The Company provides its Named Executive Officers and other employees with base salaries to compensate them for services rendered during the fiscal year. Base salary ranges for 2010 for the Named Executive Officers were determined for each executive based on his position and responsibility and by reference to the market data. Additionally, the Committee conducted an internal review of each executive’s compensation, both individually and compared to other Named Executive Officers, including factors such as level of experience and qualifications of the individual, scope of responsibilities and future potential, goals and objectives established for the executive as well as the executive’s past performance. Base salaries for the Named Executive Officers and other executives at the Company are reviewed and adjusted on an annual basis as part of the Company’s overall performance review process (or upon a promotion or change in the executive’s duties). The base salaries for the Named Executive Officers for the fiscal year ended December 31, 2010 are set forth in the “Salary” column of the Summary Compensation Table on page 27 of this Proxy Statement.
Annual Incentive Compensation
     Annual incentive payments to the Named Executive Officers are payments of a certain percentage of the executive’s pay for reaching a pre-established goal for operating income. The Company has a history of setting the same percentage of base salary for each Named Executive Officer, and did so for 2010. The result was a 2010 target bonus and aggregate target bonuses for all of the Named Executive Officers that were below the market data discussed previously. The Committee tries to ensure that the plan will promote high performance and achievement, encourage growth in shareholder value, and promote and encourage retention of the Company’s executive talent. The Committee adopted an incentive payment grid which established operating income goals for the fiscal year ended December 31, 2010 and the resulting incentive payments for achievement of such goals. The 2010 incentive performance plan was as follows:

Operating	Percentage
Income	Payout
(In thousands)	(Of salary)
$25,946	0%
$28,815	10%
$31,684	20%
$34,552	30%
$37,421	40%
$40,290	50%
$42,610	60%
$44,931	70%
$47,251	80%
$49,572	90%
$51,892	100%
$53,731	110%
$55,571	120%
$57,410	130%
$59,249	140%
$61,089	150%
$62,928	160%
$64,767	170%
$66,606	180%
$68,446	190%
$70,285	200%
     The Committee set the 0% payout level of the 2010 incentive performance grid to reflect the incentive percentage (of salary) that would be paid if the Company replicated its prior year’s operating income performance. The 50% payout level (“Target”) would have been indicated if the Company increased its prior year’s operating income by 57%.The 100% payout level (“Stretch”) required a 100% increase, or doubling, of the prior year’s operating income. The payout under the annual incentive plan is capped at 200%. The

Committee had discretion as to the amount, if any, of any annual incentive awards to the Company’s executives for results that fell below the established performance levels, or between such levels.
     The Committee met in December of 2010 to determine whether the Company’s 2010 performance merited payment to the Named Executive Officers under the annual incentive plan, and, if so, to determine the amount of such incentive awards. Based upon the Company’s operating income, the Committee authorized the payment of the annual incentive in a two-step process, with 90% of the projected incentive amount to be paid prior to December 31, 2010 and the balance, if any, to be paid during the first quarter of the 2011 fiscal year. This two-step approach was contingent upon receipt of an executed claw-back agreement from each of the Named Executive Officers, and other eligible officers, wherein the Company could recoup any of the incentive monies which were proved not to be owing to the Named Executive Officer under the Company’s 2010 annual incentive performance plan. Based upon the Company’s operating income for the fiscal year ended December 31, 2010, the Committee awarded a cash incentive of 109% of salary for each of the Named Executive Officers. (See, individual incentive award amounts set forth in the “Non-equity Incentive Plan” column of the Summary Compensation Table on page 27 of this Proxy Statement).

Long-Term Equity Incentive Awards
     Stock options were our sole form of long-term incentive for 2010. Stock options are viewed as linked to shareholder interests since they provide value only if share price increases. In making individual long-term incentive equity awards under the Amended and Restated Stock Option and Incentive Plan (the “Amended and Restated Plan”), the Committee considers a number of factors including the Company’s past financial performance, the individual performance of each executive, the retention goal of such a long-term equity incentive award, the grant date value of any proposed award, the other compensation components for the executive, equity plan compensation dilution, the executive’s stock ownership and option holdings and market data for long-term equity incentive awards as discussed previously.
     During 2010, the Committee awarded stock options, under the Amended and Restated Plan, to the Named Executive Officers. The awards have a vesting period of three years and vest evenly over that three-year period. The options will expire if not exercised within seven years of the grant date. These options will vest upon the death or disability of the recipient, as well as upon a “Change in Control,” as such term is defined in the Amended and Restated Plan.
     Awards made to the Named Executive Officers under the Amended and Restated Plan for the fiscal year ended December 31, 2010 are set forth in the Grants of Plan-Based Awards for Fiscal 2010 Table on page 29 of this Proxy Statement.
Stock Ownership Guidelines
     Although the Company encourages ownership of Company common stock by the Named Executive Officers, no required ownership guidelines have been established.
Retirement and Other Benefits
     All full-time Company employees are entitled to participate in the Company’s 401(k) retirement plan. Under the Company’s 401(k) retirement plan, the Company matches 25% of an employee’s contribution up to 6% of the employee’s salary, subject to the rules and regulations on maximum contributions by individuals under such a plan. Matching contributions to the Named Executive Officers for the fiscal year ended December 31, 2010 are reflected in the “401(k) Match” column of the All Other Compensation Table on page 28 of this Proxy Statement.
     Additionally, all full-time employees of the Company are eligible to participate in the Company’s 2005 Employee Stock Purchase Plan (the “2005 ESPP”) upon enrolling in the 2005 ESPP during one of the established enrollment periods. Under the terms of the 2005 ESPP, eligible employees of the Company can purchase shares of the Company’s common stock through payroll deduction and lump sum contributions at a discounted price. The purchase price for such shares of common stock for each Option Period, as described in the 2005 ESPP, will be the lower of: (a) 90% of the closing market price on the first trading day of an Option Period (there are two Option Periods each year—January 1 to June 30 and July 1 to December 31) or; (b) 90% of the closing market price on the last trading day of the Option Period. Under the 2005 ESPP, no Company employee is permitted to purchase more than 2,000 shares of the Company’s common stock per Option Period or shares of common stock having a market value of more than $25,000 per calendar year, as calculated under the 2005 ESPP.
     Other than as described above, the Company does not have or provide any supplemental executive retirement plan, or similar plan that provides for specified retirement payments or benefits. Moreover, the

Company does not have or provide any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.
Risk Management
Our incentive program rewards reasonable risk-taking, accomplished through both program design and Committee processes.
Program design features for Named Executive Officers that mitigate risk include the following:
•	Balanced mix of pay including substantial base salary (fixed compensation) and a balance of annual (cash) and long-term (equity) incentives

•	Capped short-term incentives

•	Short-term incentive goals tied to financial goals of corporate-level strategic plan

•	Annual stock option grants without backdating or repricing
Committee processes mitigating risk include:
•	Overall administration of executive plans by the Committee

•	Reasonable short-term incentive goals

•	Financial performance objectives based upon budget objectives that are reviewed and approved by the Committee and the Board

•	Avoidance of steep payout cliffs

•	Ongoing and active discussion of the Committee with management regarding process on short-term and long-term goals Committee authority to pay less than the maximum short-term incentive amount after assessing the overall contribution and performance of the executive officers
Other incentive programs at the Company either have similar characteristics or are small in amount.
Potential Payments upon Termination or Change in Control
     Under the Amended and Restated Plan, any non-vested restricted shares, options or other forms of equity-based compensation will vest upon a “Change in Control.” The market values of all non-vested restricted shares held by the Named Executive Officers as of December 31, 2010 which would vest upon a Change in Control are set forth in the “Change in Control” column of the 2010 Potential Payments Upon Termination, Change of Control, Death or Disability Table on page 33 of this Proxy Statement. Additionally, under Mr. Campbell’s Employment Agreement, described in detail below, in the event of a Change in Control Mr. Campbell may elect to resign and receive (i) his base salary for twelve months following the date of the change of control; and (ii) a cash bonus equal to the prior year’s year-end cash bonus, plus any unpaid bonus amounts previously earned.
     If the Company were to terminate Mr. Campbell without “just cause,” he would be entitled to receive (i) his base salary for the longer of one year from the date of termination or the remainder of the then-pending term of the Employment Agreement but not to exceed two years; (ii) any unpaid bonus amounts previously earned; and (iii) continued insurance coverage for one year from the date of such termination. Under the Company’s Annual Incentive Plan, any unpaid incentive amounts previously earned under this plan would be payable to any Named Executive Officer terminated without cause. The payments due to Mr. Campbell in the event he is terminated without “just cause” are set forth in the “Termination without Cause” column on page 33 of this Proxy Statement.

Perquisites and Other Personal Benefits
     The Company provides its Named Executive Officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the Named Executive Officers. The Named Executive Officers are provided a monthly car allowance and reimbursement of certain commuting expenses. The amounts of such benefits received by each Named Executive Officer for the fiscal year ended December 31, 2010 are set forth in the “Car Allowance and Commuting Expenses” column of the All Other Compensation Table on page 28 of this Proxy Statement.
     Additionally, the Named Executive Officers are eligible to participate in the Company’s health, dental, disability and other insurance plans on the same terms and at the same cost as such plans are available to all of the Company’s full-time employees.
Tax and Accounting Implications
     Deductibility of Executive Compensation. The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although the Compensation Committee designs the Company’s plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program.
     Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s chief executive officer and to the three most highly compensated executive officers other than the chief executive officer or chief financial officer. However, certain forms of performance-based compensation are excluded from the $1 million deduction limit if specific requirements are met. It is the policy of the Compensation Committee to periodically evaluate the qualification of compensation for exclusion from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code, while maintaining flexibility to take actions with respect to compensation that it deems to be in the interest of the Company and its shareholders which may not qualify for tax deductibility.
     We account for stock-based compensation in accordance with generally accepted accounting principles. Consequently, stock-based compensation cost is measured at the grant date based on the fair value of the award in accordance with FASB ASC Topic 718. We generally recognize stock-based compensation expense ratably over the vesting period of each award except as required otherwise by FASB ASC Topic 718.
Employment Agreement with Bruce A. Campbell
     There is an Employment Agreement between Bruce A. Campbell and the Company, which was effective October 30, 2007. This Employment Agreement was amended in December of 2008 to the extent necessary to make the Agreement comply with Section 409A of the Internal Revenue Code and the Treasury regulations promulgated under that section, which relate to nonqualified deferred compensation. The Employment Agreement was subsequently amended in February of 2009 to extend the term of the Agreement to December 31, 2012. (The Employment Agreement and all amendments thereto are referred to collectively as the “Employment Agreement”.) The term of the Employment Agreement automatically extends for one additional year unless terminated by the Board of Directors or Mr. Campbell upon prior notice.

     Under the Employment Agreement, Mr. Campbell received an annual base salary of no less than $400,000 until January 31, 2008 and effective February 1, 2008, his base salary increased to $500,000. The Employment Agreement was amended again on December 15, 2010. This third amendment to the Employment Agreement set Mr. Campbell’s annual base salary at not less than $500,000, subject to adjustment annually in the discretion of the Compensation Committee. Mr. Campbell is eligible under the Employment Agreement to receive an annual year-end cash bonus dependent upon the achievement of performance objectives by Mr. Campbell and the Company as established by the Compensation Committee. The third Amendment to the Employment Agreement established that this year-end bonus may be paid in one or more installments, on or after December 1st of the measurement year but no later than March 15th of the following year. The Employment Agreement provides that Mr. Campbell will be entitled to the same fringe benefits as are generally available to the Company’s executive officers.
     Under the Employment Agreement, Mr. Campbell was granted 200,000 stock options under the 1999 Plan (as defined below). These options vested equally over a three year period and are all now fully vested. These options have a five (5) year term. The Employment Agreement also provides that the Company reserves the right to grant and/or award other long-term equity to Mr. Campbell under the 1999 Plan or such other plans that the Company may adopt.
     Under the Employment Agreement, the Company may terminate Mr. Campbell at any time with or without “just cause,” as defined in the Employment Agreement. If the Company should terminate Mr. Campbell without “just cause,” he would be entitled to receive (i) his base salary for the longer of one year from the date of termination or the remainder of the then-pending term of the Employment Agreement but not to exceed two years; (ii) any unpaid bonus amounts previously earned; and (iii) continued insurance coverage for one year from the date of such termination. Mr. Campbell would not be entitled to any unearned salary, bonus or other benefits if the Company were to terminate him for “just cause.”
     Mr. Campbell also may terminate the Employment Agreement at any time; however, he would not be entitled to any unearned salary, bonus or other benefits if he does so absent circumstances resulting from a “change of control” or “material change in duties,” each defined in the Employment Agreement. In the event of a “change of control” or “material change in duties,” Mr. Campbell would have two alternatives. Mr. Campbell may resign and receive (i) his base salary for twelve months following the date of the “change of control” or “material change in duties,” (ii) a cash bonus equal to the prior year’s year-end cash bonus, plus any unpaid bonus amounts previously earned; (iii) any other payments due, including, among others, accrued and unpaid vacation pay; (iv) immediate acceleration of any stock options which are not then exercisable; and (v) continued insurance coverage for one year following the date of the “change of control” or “material change in duties.” Alternatively, Mr. Campbell could continue to serve as President and CEO of the Company for the duration of the term of the Employment Agreement or until he or the Company terminates the Employment Agreement. The Employment Agreement also contains non-competition and non-solicitation provisions which apply during his employment and for a period of thirty-six (36) months following termination of his employment.
     The Company does not have employment agreements with any of its other Named Executive Officers.
Prospective Information
     During 2010, the Compensation Committee and its independent executive compensation consultant, along with management, assessed the Company’s approach to the short-term and long-term incentive components of executive compensation for the 2011 fiscal year. As a result of that effort, the Company has modified its approach to short-term and long-term incentives for its executive officers. With respect to short-term incentives, the Committee has retained the bulk of the current plan structure with the short-term incentive being driven by the Company’s operating income results. The balance of the short-term incentive will consist of individual objectives for each Named Executive Officer established each year by the Chief Executive Officer, subject to approval by the Compensation Committee. This individual objective component will be weighted between 10% to 35% of the short-term incentive opportunity depending upon the individual Named Executive Officer’s objectives. This structure better enables recognition of individual executive contribution as a component of short-term incentive.
     With respect to the long-term incentive, the Company has substantially revised this component for its Named Executive Officers for fiscal year 2011. For 2011, the Named Executive Officers’ long-term incentive will be comprised of three parts: stock options, restricted stock and performance shares (based upon share value appreciation versus a group of industry peers measured over a three-year period). This new long-term incentive structure better accomplishes the Company’s goal of creating a pay-for-performance culture at the executive level, while striking the appropriate balance between risk and compensation.
Compensation Committee Report on Executive Compensation
     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Form 10-K.
Submitted by:
C. Robert Campbell, Chairman
C. John Langley, Jr.
Ray A. Mundy
Richard W. Hanselman
The Compensation Committee of the
Board of Directors

Summary Compensation Table
The following table shows the compensation earned in 2010, 2009 and 2008 by the Named Executive Officers.

					Payments Under
					Non-Equity
				Option	Incentive	All Other
		Salary	Bonus	Award(s)	Plan	Compensation
Name	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)	Total
Bruce Campbell	2010	$500,000	$—	$823,780	$550,000	$15,321	$1,889,101
	2009	500,000	75,000	796,460	—	14,836	1,386,296
	2008	492,329	—	—	—	18,115	510,444
Rodney Bell	2010	268,070	—	411,890	304,776	16,693	1,001,429
	2009	268,070	42,000	398,230	—	16,089	724,389
	2008	267,186	—	409,410	—	17,993	694,589
Matthew Jewell	2010	268,070	—	411,890	304,776	13,982	998,718
	2009	268,070	42,000	398,230	—	11,767	720,067
	2008	267,186	—	409,410	—	11,329	687,925
Chris Ruble	2010	317,949	—	411,890	366,576	13,394	1,109,809
	2009	274,250	42,000	398,230	—	13,163	727,643
	2008	273,346	—	409,410	—	14,079	696,835
Craig Drum	2010	241,634	—	296,561	266,431	13,735	818,361
	2009	232,020	36,000	286,726	—	11,037	565,783
	2008	231,251	—	204,705	—	11,066	447,022

(1)	The 2009 bonus represents discretionary awards approved by the Compensation Committee of the Board as allowed for under the 2009 Annual Cash Incentive Plan.

(2)	Represents the aggregate grant date fair value of stock option awards. The fair values of these awards were determined in accordance with FASB ASC Topic 718. The awards for which the aggregated grant date fair value is shown in this table include the awards described in the Grants of Plan-Based Awards for Fiscal 2010 Table on page 29 of this Proxy Statement. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

(3)	Represents cash incentives earned under the 2010 Annual Cash Incentive Plan

(4)	See the All Other Compensation Table on page 28 of this Proxy Statement for additional information.

All Other Compensation Table
     The following table shows the components of “all other compensation” earned in 2010, 2009 and 2008 by the Named Executive Officers for the years ended December 31, 2010, 2009 and 2008.

			Car
			Allowance
			and			Long-Term
		Total All	Commuting	401(k)		Disability
		Other	Expenses	Match	Dividends	Insurance
Name	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)
Bruce A. Campbell	2010	$15,321	$10,443	$2,528	$—	$2,350
	2009	14,836	9,899	2,545	—	2,392
	2008	18,115	11,134	3,180	1,408	2,393
Rodney L. Bell	2010	16,693	11,287	4,146	—	1,260
	2009	16,089	10,538	4,156	93	1,302
	2008	17,993	11,656	3,822	1,213	1,302
Matthew J. Jewell	2010	13,982	9,000	3,722	—	1,260
	2009	11,767	9,000	1,465	—	1,302
	2008	11,329	9,000	—	1,027	1,302
Chris C. Ruble	2010	13,394	9,000	2,900	—	1,494
	2009	13,163	9,000	2,832	—	1,331
	2008	14,079	9,000	2,768	980	1,331
Craig A. Drum	2010	13,735	9,000	3,599	—	1,136
	2009	11,037	9,000	904	—	1,133
	2008	11,066	9,000	—	933	1,133

(1)	The Company provides a $9,000 annual car allowance plus reimbursement of certain commuting expenses to officers.

(2)	The amount shown represents the Company’s contributions to the 401(k) Plan.

(3)	Represents dividend payments on non-vested restricted shares granted during 2006. These dividend payments are nonforfeitable.

(4)	Represents premiums paid by the Company for long-term disability insurance for officers of the Company.

Plan-Based Awards for Fiscal 2010
The following table shows the plan-based awards granted to the Named Executive Officers in 2010.

					All Other
					Option			Grant
					Awards;		Closing	Date
					Numbers	Exercise	Market	Fair
					of	or Base	Price of	Value of
		Estimated Future Payouts Under			Securities	Price of	Underlying	Stock
		Non-Equity Incentive Plan Awards			Underlying	Option	Security on	and
	Grant	Threshold	Target	Maximum	Options	Awards	Date of	Option
Name	Date	($)	($)	($)	(1), (2)	(3)	Grant	Awards
Bruce Campbell	2/7/2010	$50,000	$250,000	$1,000,000
	2/7/2010				100,000	$22.47	$22.47	$823,780
Rodney Bell	2/7/2010	26,807	134,035	536,140
	2/7/2010				50,000	22.47	22.47	411,890
Matthew Jewell	2/7/2010	26,807	134,035	536,140
	2/7/2010				50,000	22.47	22.47	411,890
Chris Ruble	2/7/2010	33,325	166,625	666,500
	2/7/2010				50,000	22.47	22.47	411,890
Craig Drum	2/7/2010	25,202	126,010	504,040
	2/7/2010				36,000	22.47	22.47	296,561

(1)	Represents stock options granted under the Amended and Restated Plan.

(2)	Each grant vests equally over a three-year period with the first vesting occurring on the one-year anniversary of the grant date.

(3)	In accordance with the provisions of the Amended and Restated Plan the exercise price of stock option grants is set using the closing market price on the day of grant. In the event that there is no public trading of the Company’s Common Stock on the date of stock option grant, the exercise price will be the closing price on the most recent, prior date that the Company’s Common Stock was traded.

Outstanding Equity Awards at Fiscal Year-End
The following table shows information about outstanding equity awards at December 31, 2010.

	Option Awards
		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised
	Unexercised	Options (#)	Option	Option	Option
	Options (#)	Unexercisable	Exercise	Grant	Expiration
Name	Exercisable (1)	(2)	Price ($)	Date	Date
Bruce Campbell	172,453		$13.25	2/7/03	2/7/13
	45,001		20.21	10/27/03	10/27/13
	150,000		28.97	2/14/05	2/14/15
	100,000		31.65	2/11/07	2/11/14
	200,000		30.35	10/30/07	10/30/12
	33,334	66,666	22.87	2/8/09	2/8/16
		100,000	22.47	2/7/10	2/7/17
Rodney Bell	70,686		23.17	2/12/01	2/12/11
	30,000		18.82	2/4/04	2/4/14
	112,500		28.97	2/14/05	2/14/15
	50,000		31.65	2/11/07	2/11/14
	30,000	15,000	29.44	2/10/08	2/10/15
	16,667	33,333	22.87	2/8/09	2/8/16
		50,000	22.47	2/7/10	2/7/17
Matthew Jewell	37,500		21.88	7/1/02	7/1/12
	4,000		13.25	2/7/03	2/7/13
	30,000		18.82	2/4/04	2/4/14
	112,500		28.97	2/14/05	2/14/15
	50,000		31.65	2/11/07	2/11/14
	30,000	15,000	29.44	2/10/08	2/10/15
	16,667	33,333	22.87	2/8/09	2/8/16
		50,000	22.47	2/7/10	2/7/17
Chris Ruble	112,500		28.97	2/14/05	2/14/15
	50,000		31.65	2/11/07	2/11/14
	30,000	15,000	29.44	2/10/08	2/10/15
	16,667	33,333	22.87	2/8/09	2/8/16
		50,000	22.47	2/7/10	2/7/17

	Option Awards
		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised
	Unexercised	Options (#)	Option	Option	Option
	Options (#)	Unexercisable	Exercise	Grant	Expiration
Name	Exercisable (1)	(2)	Price ($)	Date	Date
Craig Drum	56,250		28.97	2/14/05	2/14/15
	50,000		31.65	2/11/07	2/11/14
	15,000	7,500	29.44	2/10/08	2/10/15
	12,000	24,000	22.87	2/8/09	2/8/16
		36,000	22.47	2/7/10	2/7/17

(1)	All outstanding stock options granted prior to December 31, 2005 were fully exercisable as a result of the Board’s accelerating the vesting of all outstanding stock options awarded to employees, officers and non-employee directors under the Company’s stock option award plans.

(2)	Each grant vests equally over a three-year period with the first vesting occurring on the one-year anniversary of the grant date.

Option Exercises and Stock Vested
     The following table shows information about options exercised or shares acquired on vesting during 2010.

	Option Awards		Stock Awards
Number
	of Shares	Value	Number of
	Acquired	Realized	Shares	Value
	on	Upon	Acquired	Realized
	Exercise	Exercise	on Vesting	Upon Vesting
Name	(#)	($)	(#)	($)
Bruce Campbell	—	$—	—	$—
Rodney Bell	—	—	—	—
Matthew Jewell	—	—	—	—
Chris Ruble	—	—	—	—
Craig Drum	—	—	—	—

2010 Potential Payments Upon Termination, Change of Control, Death or Disability
     The following table shows the estimated benefits payable to each Named Executive Officer in the event of termination of employment or change of control of the Company. The amounts shown assume that a termination of employment or a change of control occurs on December 31, 2010. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all full-time employees.

	Termination
	without	Death and	Change of
	Cause	Disability	Control
Name	($) (1)	($) (2)	($) (3)
Bruce Campbell
Employment Agreement	$1,065,109	$1,065,109	$640,109
Amended and Restated Plan	—	958,330	958,330

Total	$1,065,109	$2,023,439	$1,598,439

Rodney Bell
Amended and Restated Plan	—	463,265	463,265

Matthew Jewell
Amended and Restated Plan	—	463,265	463,265

Chris Ruble
Amended and Restated Plan	—	463,265	463,265

Craig Drum
Amended and Restated Plan	—	337,050	337,050

(1)	The Company entered into an Employment Agreement with Bruce Campbell effective October 30, 2007 which has been subsequently amended to extend the term of the Employment Agreement to December 31, 2012. Under this Agreement, Mr. Campbell is entitled upon termination without “just cause” (as defined in the Agreement) to payment of his base salary for the longer of one (1) year, or the remainder of the Agreement term ($500,000 x 2 years), payment of any bonus previously earned but unpaid ($59,500 of the 2010 Annual Incentive amount of $550,000 had not been paid at year-end), and one (1) year of health insurance continuation ($5,609 COBRA costs). Mr. Campbell is not entitled to any of these payments/benefits if he is terminated with “just cause” or he voluntarily resigns without a “Change in Control” or “Material Change in Duties”, as such terms are defined in the Agreement. The Company does not have employment agreements with any of its other Named Executive Officers.

(2)	Under his Employment Agreement, upon termination due to his disability or death, Mr. Campbell (or his spouse or estate in the event of death) is entitled to the same payments/benefits that Mr. Campbell is entitled to receive in the event of a termination without “just cause”; however, in the event of termination due to death, all such payments owed shall be made in a lump sum payment within 60 days of his death.

(3)	Under his Employment Agreement, upon a Change in Control (as defined in the Agreement), Mr. Campbell is entitled to payment of his base salary for one (1) year payable over the course of the twelve (12) months following the Change in Control ($500,000), payment of any bonus previously earned but unpaid ($59,500 unpaid at year-end under the Annual Incentive Plan), payment of an amount equal to the prior-year’s year-end bonus ($75,000) and one (1) year continuation of health insurance ($5,609 COBRA costs). The amounts in the Amended and Restated Plan rows for death, disability and Change in Control reflect unvested option awards detailed in the “Outstanding Equity Awards at Fiscal Year-End” table on page 30, multiplied by the excess, if any, of the market price of our common stock on December 31, 2010 ($28.38) over the exercise price listed in the same table.

Audit Committee Report
     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2010 Annual Report with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee’s function is more fully described in its charter, which is available on the Company’s website at www.forwardair.com.
     The Audit Committee reviews the charter on an annual basis. The Board annually reviews the definition of independence under Nasdaq’s listing standards for audit committee members and has determined that each member of the Committee meets that standard.
     Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, and applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit and reporting on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.
     The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal controls over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee has also discussed with representatives of Ernst & Young LLP the Company’s internal control assessment process and the firm’s audit of the Company’s system of internal controls over financial reporting.
     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2010 with the Company’s management and has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed with Ernst & Young LLP its independence from management and the Company, and received Ernst & Young LLP’s written disclosures and letter pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence. The Audit Committee further considered the compatibility of the non-audit services with maintaining Ernst & Young LLP’s independence.
     In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements, and other reports, and of the independent registered public accountants, who are engaged to audit and report on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.

     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.
Tracy A. Leinbach, Chairperson
C. Robert Campbell
Gary L. Paxton

Independent Registered Public Accounting Firm
     The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2011, subject to ratification of the appointment by the shareholders of the Company. The fees billed by Ernst & Young LLP for services rendered to the Company and its subsidiaries in 2010 and 2009 were as follows:

	2010	2009
Audit Fees (1)	$755,880	$780,645
Audit Related Fees (2)	—	16,960
Tax Fees (2)	253,237	213,950
All Other Fees (2)	—	—

(1)	Includes fees and expenses related to the audit and interim reviews of the Company’s financial statements and the audit of the effectiveness of the Company’s internal controls over financial reporting for the fiscal year notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year notwithstanding when the fees and expenses were billed.
Pre-Approval Policies and Procedures
     The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. The Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. During 2010 and as of the date of this Proxy Statement, the Audit Committee pre-approved all of these services.
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2011. As in the past, the Board has determined that it would be desirable to request ratification of the appointment by the shareholders of the Company. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment of the independent registered public accounting firm.
     A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting, and thus, is not expected to make a statement or be available to respond to questions.

Shareholder Vote Requirement
     This Proposal will be approved if the votes cast in favor of the Proposal exceed the votes cast against it. Unless otherwise directed therein, the proxies solicited hereby will be voted for approval of Ernst & Young LLP.
     The Board of Directors recommends that shareholders vote FOR ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011.
PROPOSAL 3 — APPROVAL OF REVISED PERFORMANCE CRITERIA UNDER THE AMENDED AND RESTATED STOCK OPTION AND INCENTIVE PLAN
     Under this proposal, the Company’s shareholders are being asked to approve revised performance criteria which may apply to performance-based stock awards granted under the Amended and Restated Stock Option and Incentive Plan, as further amended and restated December 17, 2008 (the Incentive Plan). Approval of the revised performance criteria will ensure that compensation paid to the Company’s executive officers under performance-based stock awards may qualify for deductibility by the Company for federal income tax purposes, making those awards more tax efficient for the Company.
     In May 2008, the Company’s shareholders approved a short list of performance criteria that may be used by the Compensation Committee when granting performance-based stock awards. Since then, “pay for performance” has become the prevailing trend in executive compensation. Consequently, there has been a proliferation in the design aspects of performance-based awards, including the performance criteria upon which the grant or vesting of such awards are based. The Board believes that expanding the performance criteria available for use under the Incentive Plan will provide the Compensation Committee greater flexibility to design performance-based stock awards that tie compensation of the Company’s executive officers to the returns achieved for our shareholders and the accomplishment of various strategic objectives of the Company that drive its continued growth and success.
     If this proposal is approved, the Incentive Plan will be amended to reflect the revised performance criteria described below under “Description of the Business Criteria on which a Performance Goal May Be Based.” Other than the revised performance criteria, shareholders are not being asked under this proposal to approve any other amendment to the Incentive Plan or to reapprove the Incentive Plan as a whole. Specifically, approval of this proposal will not result in any increase in the number of shares issuable under the Incentive Plan nor change the types of awards that may be granted or expand the benefits that eligible participants may receive under the Incentive Plan.
     Your vote on this proposal is necessary so that the Company may comply with Section 162(m) of the Internal Revenue Code of 1986 (Section 162(m)) when granting performance-based stock awards and thereby ensure that the Company may qualify to deduct, for federal income tax purposes, any compensation that is paid under such awards. Section 162(m) limits a public company from deducting more than $1,000,000 of compensation paid in any one year to its chief executive officer or any of its next three highest compensated officers (other than the chief executive officer and chief financial officer), but qualified performance-based compensation is exempt from this limitation. The Incentive Plan permits the grant of stock awards intended to qualify as “performance-based compensation” as defined under Section 162(m). For awards granted under the Incentive Plan to qualify as performance-based compensation, the material terms of the performance goals upon which awards are conditioned must be disclosed to and approved by the Company’s shareholders at least once every five years. Material terms for purposes of Section 162(m) include (1) the individuals eligible to receive compensation; (2) a description of the business criteria on which the performance goal is based; and

(3) the maximum amount of compensation that could be paid to any individual if the performance goal is attained. Each of these aspects of the Incentive Plan is discussed below, and approval of this proposal constitutes approval of these aspects for purposes of the shareholder approval requirements of Section 162(m).
Summary of Material Terms For Section 162(m) Compliance
     The following description of the material terms of the Incentive Plan is qualified in its entirety by reference to the applicable plan provisions. The full text of the Incentive Plan is filed as Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission (the SEC) on February 26, 2009. You may review a copy of that Annual Report on the SEC’s website at www.sec.gov. Amendment No. 1 to the Incentive Plan, which contains the proposed revision to the performance criteria, is attached to this proxy statement as Appendix A. You may also request a copy of the Incentive Plan or Amendment No. 1 by writing the Company’s Secretary at Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745, or calling (423) 636-7000.
Individuals Eligible to Receive Awards as Compensation
     Officers, employees and other service providers who provide key services to the Company or any subsidiary are eligible to receive awards under the Incentive Plan. As of March 15, 2011, the Company had approximately 34 officers and 25 employees eligible to participate in the Incentive Plan. Non-employee directors are ineligible for awards under the Incentive Plan.
     The Compensation Committee, which is comprised solely of independent non-employee directors, administers the Incentive Plan and determines the type of award, when and to whom awards are granted, and the number of shares covered by each award. The types of awards that may be granted under the Incentive Plan include stock options, stock appreciation rights (SARs), restricted stock, and performance awards. Options granted under the Incentive Plan may be “incentive stock options” (ISOs), within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options (NQSOs). ISOs may be granted only to individuals who are employees of the Company or its subsidiaries. In determining the persons to whom awards shall be granted and the number of shares covered by each award, the Compensation Committee takes into account the contribution to the management, growth and profitability of the business of the Company by the respective persons and such other factors as the Compensation Committee deems relevant.
Description of Business Criteria on Which a Performance Goal May Be Based
     The Compensation Committee may grant stock awards in a manner intended to be qualified as performance-based compensation under Section 162(m) (i.e., performance-based stock awards). The grant of, or vesting with respect to, such performance-based stock awards will be based upon one or more of the following business criteria (the Performance Goals) and objective performance targets to be attained relative to those Performance Goals:
•	Earnings or Profitability Metrics: including, but not limited to, earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; expense levels or ratios; in each case adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments, early extinguishment of debt or stock-based compensation expense;

•	Return Metrics: including, but not limited to, return on investment, assets, equity or capital (total or invested);

•	Cash Flow Metrics: including, but not limited to, operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

•	Liquidity Metrics: including, but not limited to, capital raising; debt reduction; extension of maturity dates of outstanding debt; debt leverage (debt-to-capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios) or access to capital; debt ratings; total or net debt; other similar measures approved by the Compensation Committee;

•	Stock Price and Equity Metrics: including, but not limited to, return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); price-to-earnings ratio; and

•	Strategic and Operating Metrics: including, but not limited to, geographic footprint; revenue (gross, operating or net); Forward Air Complete pick-up and delivery revenue; revenue per pound or carton; fuel surcharge revenue; airport-to-airport revenue; other pick-up and delivery revenue; logistics revenue; other revenue; revenue growth; network tonnage density; total tonnage or cartons shipped; pounds or carton per shipment; labor or other operating costs per pound or carton; miles driven; percentage of miles driven by Company-employed drivers, owner-operators and/or third party transportation providers; new business or customer wins; market share; market penetration; growth in assets; key hires; owner-operator recruitment; management of employment practices and employee benefits; purchased transportation; operating leases; effective income tax rates; business expansion; acquisitions, divestitures, collaborations, licensing or joint ventures; financing; resolution of significant litigation; and legal compliance or risk reduction.
     Performance targets may include minimum, maximum and target levels of performance, with the size of the performance-based stock award or the vesting of such award based on the level attained. Each of the Performance Goals will be determined, to the extent applicable, in accordance with generally accepted accounting principles and will be subject to certification by the Compensation Committee; provided, that the Compensation Committee will have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company. Stock awards that are granted upon satisfaction of Performance Goals may be subject to further restrictions for a restricted period or may be free of restrictions, as determined by the Compensation Committee.
Maximum Amount of Compensation that Could Be Paid to Any Individual if the Performance Goal Is Attained
     The Incentive Plan limits the number of shares with respect to which awards (including options, SARs, restricted stock, and performance awards) may be granted to any individual to no more than 300,000 shares in any fiscal year. The maximum number of shares of common stock that may be issued in connection with awards granted under the Incentive Plan since its inception in May 1999 is 7,500,000 shares. The per-person share limit and the maximum number of shares issuable under the Incentive Plan are adjusted if there is any change in the shares of common stock of the Company through the declaration of extraordinary cash dividends, stock dividends, recapitalization, stock splits, or combinations or exchanges of such shares, or other similar transactions.
Other Principal Features of the Incentive Plan
     Summarized below are the other principal features of the Incentive Plan, none of which are being amended at this time.

     The Compensation Committee determines, in its sole discretion, the purchase price of the shares of common stock covered by an option and the kind of consideration payable with respect to any awards; provided, however, that the price must not be less than the fair market value (as defined in the Incentive Plan) on the date of grant, and provided further that the option price must be 110% of the fair market value in the case of ISOs granted to “ten percent stockholders” (as defined in the Incentive Plan). The closing price of the common stock of the Company on March 15, 2011, was $27.79, as reported on the Nasdaq Stock Market. The Compensation Committee may provide for the payment of the option price in cash, by delivery of shares of common stock having a fair market value equal to such option price, by a combination thereof or by any other method in accordance with the terms of the option agreements. The Incentive Plan contains special rules governing the time of exercise in the case of death, disability, or other termination of employment and also provides for acceleration of the exercisability of options in the event of a Change in Control (as defined in the Incentive Plan). The Incentive Plan limits the Compensation Committee’s discretion to accelerate the time at which an outstanding option becomes exercisable with respect to all shares issuable under the Incentive Plan other than 300,000 of such shares (the “Excepted Shares”).
     The Incentive Plan also permits the Compensation Committee to grant SARs with respect to all or any portion of the shares of common stock covered by options. Each SAR will confer a right to receive cash, stock, or a combination of both, in an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of (i) the fair market value of one share of common stock on the date of exercise over (ii) the grant price of the SAR. The grant price of any SAR granted in tandem with an option will be equal to the exercise price of the underlying option, and the grant price of any other SAR will be such price as the Compensation Committee determines but not less than the fair market value of the common stock on the grant date of the SAR. The Compensation Committee may, in its sole discretion, condition the exercise of any SAR upon the attainment of specified Performance Goals.
     The Incentive Plan also provides for the grant of restricted stock awards, which are awards of common stock that may not be transferred or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Compensation Committee determines (the Restricted Period). Other than with respect to restricted stock awards relating to the Excepted Shares or as otherwise provided in the Incentive Plan with respect to a Change in Control of the Company, no Restricted Period may lapse earlier than (A) one year after the date of grant of the restricted stock award if the Restricted Period’s lapsing is conditioned upon the attainment of performance targets, or (B) proportionately over a three-year period measured from the date of grant of the restricted stock award if the Restricted Period’s lapsing is conditioned solely upon continued employment or service for a specified period of time. The Committee may provide, however, that the Restricted Period shall lapse in whole or in part upon the Grantee’s death, disability, or retirement.
     If, during the Restricted Period, the grantee’s continuous employment with the Company terminates for any reason, any shares remaining subject to restrictions will be forfeited, unless otherwise determined by the Compensation Committee. Solely with respect to restricted to restricted stock awards of Exception Shares, the Compensation Committee has the authority to cancel any or all outstanding restrictions prior to the end of the Restricted Period, including cancellation of restrictions in connection with certain types of termination of employment. A performance award is a stock award the granting of which, or the lapsing of restrictions with respect to which, is subject to achievement of one or more Performance Goals and objective performance targets to be attained relative to those Performance Goals. Stock awards that are granted upon satisfaction of Performance Goals may be subject to further restrictions for a Restricted Period or may be free of restrictions, as determined by the Compensation Committee.
     Awards granted under the Incentive Plan become immediately exercisable or otherwise nonforfeitable in full in the event of a Change in Control of the Company, notwithstanding specific terms of the awards providing otherwise. Furthermore, with respect to stock options granted under the Incentive Plan, following a

Change in Control, the Compensation Committee may, in its discretion, permit the cancellation of such options in exchange for a cash payment in an amount per share equal, generally, to the difference between the highest fair market value per share of common stock during the 60-day period preceding the Change in Control and the exercise price. A Change in Control is defined in the Incentive Plan to include, among other things, (i) the acquisition of securities representing a majority of the combined voting power of all classes of capital stock by any person (other than the Company and other related entities); (ii) the merger or consolidation of the Company into or with another entity (with certain exceptions); (iii) the sale or other disposition of all or substantially all of the Company’s assets; (iv) the liquidation or dissolution of the Company; or (v) a change in the composition of the Board in any two-year period such that individuals who were Board members at the beginning of such period cease to constitute a majority thereof (with certain exceptions).
     The Board or the Compensation Committee may at any time and from time to time suspend, amend, modify or terminate the Incentive Plan; provided, however, that no amendment that requires shareholder approval in order for the Incentive Plan to continue to comply with applicable law or the rules of the principal securities exchange on which shares of the common stock of the Company are listed will be effective unless and until such amendment has received the requisite approval by the Company’s shareholders. Unless the Incentive Plan is terminated earlier by the Board, awards may be granted before the plan’s scheduled termination on March 1, 2018.
Incentive Plan Benefits
     Future Awards: Awards are subject to the discretion of the Compensation Committee, so the benefits or amounts that any participant or group of participants may receive in the future under the Incentive Plan are not currently determinable.
     Past Awards: The aggregate numbers of shares of common stock made subject to awards granted to certain persons and groups under the Incentive Plan since its initial adoption in February 1999 are as follows: (1) Bruce A. Campbell, Chairman, Chief Executive Officer and President, 939,464 shares; (2) Rodney L. Bell, Chief Financial Officer, Senior Vice President and Treasurer, 500,798 shares; (3) Matthew J. Jewell, Executive Vice President, Chief Legal Officer and Secretary, 447,296 shares; (4) Chris C. Ruble, Executive Vice President, Operations, 416,796 shares; (5) Craig A. Drum, Senior Vice President, Sales, 298,388 shares; (6) all current executive officers as a group, an aggregate of 2,736,130 shares; (7) all current directors who are not executive officers as a group, an aggregate of 0 shares; and (8) all employees, including current officers who are not executive officers, as a group, an aggregate of 3,907,963 shares.
Certain U.S. Federal Income Tax Consequences
     The following is a brief summary of certain U.S. federal income tax aspects of options awarded under the Incentive Plan based upon the federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and the exact tax consequences to any grantee will depend upon his or her particular circumstances and other facts.
     Incentive Stock Options. Neither the grant nor the exercise of an ISO will result in taxable income to the employee. The tax treatment on sales of shares of common stock acquired upon exercise of an ISO depends on whether a statutory holding period requirement is satisfied. If the holding period requirement is satisfied, the excess of the amount realized upon sale of the shares over the exercise price paid to purchase these shares will be treated as a long-term capital gain, and the Company will not be entitled to take a compensation deduction for such gain. If the employee disposes of the common stock before the holding period requirement is met, the excess of the fair market value of the shares on the date of exercise or, if less, the fair market value on the date of disposition, over the exercise price paid will be taxable as ordinary compensation income to the employee at the time of disposition, and the Company will be entitled to a corresponding tax deduction. The balance of the gain, if any, will be a capital gain for the employee.
     Nonqualified Stock Options. There will be no federal income tax consequences to the Company or to the grantee upon the grant of a NQSO under the Incentive Plan. However, upon the exercise of a NQSO, the grantee will recognize ordinary compensation income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares of common stock purchased over the exercise price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the grantee recognizes ordinary income.
Vote Required
     The revised performance criteria under the Incentive Plan will be approved and adopted by the shareholders if the votes cast in favor of approval exceed the votes cast against it. Unless contrary instructions are received, shares of the common stock represented by duly executed proxies will be voted in favor of the approval of revised performance criteria under the Amended and Restated Stock Option and Incentive Plan.
Recommendation of the Board of Directors
     The Board recommends that the shareholders vote FOR approval of revised performance criteria under the Amended and Restated Stock Option and Incentive Plan.
PROPOSAL NO. 4 — ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
Introduction
   The Company’s goal with respect to executive compensation is to provide a comprehensive package that is sufficient to attract, motivate and retain executives of outstanding ability, performance and potential. The Compensation Committee seeks to establish and maintain an appropriate relationship between executive compensation and the creation of stockholder value. The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives, and provides incentives for retention. The Compensation Committee seeks a compensation program that is internally consistent and believes that pay differences among jobs should be commensurate with differences in the levels of responsibility between the Chief Executive Officer and the other Named Executive Officers.
   We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2010 compensation of our Named Executive Officers.
   The U.S. Congress has enacted requirements commonly referred to as the “Say on Pay” rules. As required by those rules, we are asking you to vote on the adoption of the following resolution:
BE IT RESOLVED by the stockholders of Forward Air, that the stockholders approve the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders.
   As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board of

Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.
Vote Required
   The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting on this Proposal No. 4 at the Annual Meeting is required for approval of this Proposal. Unless contrary instructions are received, shares of common stock represented by duly executed proxies will be voted for the adoption of the resolution approving the compensation of Named Executive Officers. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal.
Recommendation of the Board of Directors
The Board of Directors recommends a vote FOR approval of executive compensation.
PROPOSAL NO. 5 — ADVISORY VOTE SELECTING THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
   As part of the “Say on Pay” rules adopted by Congress, Forward Air stockholders may indicate, by a non-binding advisory vote, the frequency at which they will have an advisory vote on the compensation paid to Forward Air’s Named Executive Officers. In other words, how often a proposal similar to this year’s Proposal No. 4 will be included in the matters to be voted on at each annual meeting. The choices available under the Say on Pay rules are every year, every other year, or every third year.
   The Company believes that stockholders should have the opportunity to vote on the compensation of the Named Executive Officers every three years consistent with the Company’s long-term approach to executive compensation. While the Company regularly reviews compensation, with an in-depth review on an annual basis, the Company’s programs and policies are designed to enhance long-term growth and performance, and incentivize our employees on a long-term basis. As discussed in the Compensation Discussion and Analysis section of this proxy statement, a majority of the total compensation for executives is in the form of awards, which consist of stock options and cash incentives tied to specific performance goals. The Company believes that a triennial vote will foster a more long-term view of compensation. It would also give the Company sufficient time to engage with stockholders to better understand their views about the Company’s compensation programs and respond in a more effective manner.
   Stockholders can already provide input to the Board on an annual or more frequent basis using other mechanisms such as through stockholder proposals and by communicating directly with the Board or individual directors by sending letters or by speaking with them at the annual meeting of stockholders. While an annual vote on executive compensation will indicate whether stockholders have concerns about the Company’s compensation programs and policies, it will not provide specific information about stockholder views. The Company believes other available tools will provide more meaningful mechanisms for stockholders to state their views about the Company’s compensation programs and policies.
   Please mark your proxy card to indicate your preference on this Proposal or your abstention if you wish to abstain. A plurality of the votes cast on this Proposal will determine the frequency selected by the stockholders. The Board of Directors recommends that you select three years as the desired frequency for a stockholder vote on executive compensation. If you fail to indicate your preference or abstention, your shares will be treated as though you chose a frequency of three years on this proposal.

     If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal.
     The frequency selected by the stockholders for conducting Say on Pay voting at the Annual Meetings of the stockholders of the Company is not a binding determination. However, the frequency selected will be given due consideration by the Company in its discretion.
Recommendation of the Board of Directors
     The Board of Directors recommends a vote for the holding of advisory votes on executive compensation (“Say on Pay”) every THREE YEARS.
Other Matters
     The Board of Directors knows of no other matters that may come before the meeting; however, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the SEC, Nasdaq and the Company. Based solely on a review of the reports that have been filed by or on behalf of such persons in this regard and written representations from our directors and named executive officers, we believe that all ownership reports were timely filed during 2010.
Deadline for Submission to Shareholders of Proposals to be Presented at the 2012 Annual Meeting of Shareholders
     Any proposal intended to be presented for action at the 2012 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company at its principal executive offices not later than December 3, 2011 in order for such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its 2012 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by Rule 14a-8 of the Exchange Act.
     For other shareholder proposals to be timely (but not considered for inclusion in the proxy statement for the 2012 Annual Meeting of Shareholders), a shareholder’s notice must be received by the Secretary of the Company not later than February 9, 2012 and the proposal and the shareholder must comply with Rule 14a-4 under the Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next Annual Meeting is not received prior to February 9, 2012, proxies solicited by the Board of Directors in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the Annual Meeting.

Householding of Annual Meeting Materials
     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of 2011 Annual Meeting of Shareholders, Proxy Statement and 2010 Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of each document to you if you write the Company’s Secretary at Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745, or call (423) 636-7000. If you want to receive separate copies of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or, if the shares are not held in “street name,” you may contact the Company at the above address and phone number.
Miscellaneous
     It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend the Annual Meeting in person are urged, regardless of the number of shares of common stock owned, to please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.
     A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 is included within the Annual Report provided with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. Copies of exhibits filed with the Form 10-K are available upon written request. Requests should be made in writing to Matthew J. Jewell, Secretary of the Company, at Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745. The Company’s filings with the SEC are also available, without charge, on our website (www.forwardair.com) as soon as reasonably practical after filing.
By Order of the Board of Directors,

Matthew J. Jewell
Executive Vice President, Chief Legal
Officer and Secretary
Greeneville, Tennessee
April 1, 2011

APPENDIX A
AMENDMENT NO. 1 TO THE
FORWARD AIR CORPORATION
AMENDED AND RESTATED STOCK OPTION AND INCENTIVE PLAN
(as further amended and restated December 17, 2008)
     WHEREAS, Forward Air Corporation, a corporation organized under the laws of the State of Tennessee (the “Company”), maintains the Forward Air Corporation Amended and Restated Stock Option and Incentive Plan, as further amended and restated December 17, 2008 (the “Plan”);
     WHEREAS, section 17 of the Plan authorizes the Company’s Board of Directors or its Compensation Committee to amend the Plan without the consent of award holders (so long as the amendment has no adverse effect on any award previously granted), and without shareholder approval to the fullest extent permitted by law and the applicable listing rules; and
     WHEREAS, it is desirable and in the best interest of the Company to amend the Plan, subject to shareholder approval, to revise and expand the list of performance criteria upon which certain awards may be conditioned when qualifying such awards as “performance-based compensation” under section 162(m) of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, Section 2(h) of the Plan is hereby amended in its entirety to read as follows, subject to the approval of the shareholders of the Company, to be effective as of the date such shareholder approval is obtained:
(h) “Performance Goals” means performance goals based on one or more of the following criteria:
(i)	Earnings or Profitability Metrics: including, but not limited to, earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; expense levels or ratios; in each case adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments, early extinguishment of debt or stock-based compensation expense;

(ii)	Return Metrics: including, but not limited to, return on investment, assets, equity or capital (total or invested);

(iii)	Cash Flow Metrics: including, but not limited to, operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

(iv)	Liquidity Metrics: including, but not limited to, capital raising; debt reduction; extension of maturity dates of outstanding debt;

debt leverage (debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios) or access to capital; debt ratings; total or net debt; other similar measures approved by the Compensation Committee;

(v)	Stock Price and Equity Metrics: including, but not limited to, return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); price-to-earnings ratio; and

(vi)	Strategic and Operating Metrics: including, but not limited to, geographic footprint; revenue (gross, operating or net); Forward Air Complete pick-up and delivery revenue; revenue per pound or carton; fuel surcharge revenue; airport-to-airport revenue; other pick-up and delivery revenue; logistics revenue; other revenue; revenue growth; network tonnage density; total tonnage or cartons shipped; pounds or carton per shipment; labor or other operating costs per pound or carton; miles driven; percentage of miles driven by Company-employed drivers, owner-operators and/or third party transportation providers; new business or customer wins; market share; market penetration; growth in assets; key hires; owner-operator recruitment; management of employment practices and employee benefits; purchased transportation; operating leases; effective income tax rates; business expansion; acquisitions, divestitures, collaborations, licensing or joint ventures; financing; resolution of significant litigation; and legal compliance or risk reduction.
Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or any Subsidiary, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies, or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing Performance Goals shall be determined, to the extent applicable, in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided, that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss, or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of business or related to a change in accounting principles provided that the Committee’s decision as to whether such adjustments will be made with respect to any Covered Employee, within the meaning of Section 162(m) of the Code, is determined when the Performance Goals and targets are established for the applicable performance period.
     IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed by its duly authorized officer this ___ day of _______________, 2011.

FORWARD AIR CORPORATION
By:

Its:

FORWARD AIR CORPORATION ATTN: LEGAL DEPARTMENT 430 AIRPORTROAD GREENEVILLE, TN 37745	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors	☐	☐	☐
Nominees

     01 Ronald W. Allen                02 Bruce A. Campbell                03 C. Robert Campbell          04 Richard W. Hanselman          05 C. John Langley, Jr.
     06 Tracy A. Leinbach             07 Larry D. Leinweber                08 G. Michael Lynch             09 Ray A. Mundy                        10 Gary L. Paxton

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.			For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company;		☐	☐	☐
3.	To approve revised performance criteria which may apply to performance-based stock awards granted under the Amended and Restated Stock Option and Incentive Plan;		☐	☐	☐
4.	To approve an advisory resolution on executive compensation (say on pay vote); and		☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:		1 year	2 years	3 years	Abstain

5.	Advisory vote on the frequency of holding a say on pay vote in the future.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10-K Wrap is/are available at www.proxyvote.com.

PROXY
FORWARD AIR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF FORWARD AIR CORPORATION

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, hereby appoints Bruce A. Campbell and G. Michael Lynch, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Forward Air Corporation owned of record by the undersigned on all matters which may come before the 2011 Annual Meeting of Shareholders to be held in the Piper Room, Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, College Park, GA 30337 on May 9, 2011, at 8:00 a.m., EDT, and any adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve, or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the meeting and on other matters which may properly come before the 2011 Annual Meeting and any adjournments thereof.
You are encouraged to specify your choice by marking the appropriate box (see reverse side), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you sign and return this card.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the director nominees and “FOR” Proposals 2, 3, and 4 and every 3 years for Proposal 5.
Continued and to be signed on reverse side